Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Fourth Quarter and Full Year 2016 Results

JERSEY CITY, NJ, Friday, February 17, 2017 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the fourth quarter and full year 2016.

Fourth Quarter 2016 Highlights
•	Net sales were $118.5 million for the fourth quarter of 2016, representing a 12.4% decline from $135.2 million in the fourth quarter of 2015.
•	Gross profit margin improved to 20.7% in the fourth quarter of 2016, up from 19.3% in the fourth quarter of 2015.
•	Net earnings increased to $3.4 million in the fourth quarter of 2016 compared to $2.9 million in the same period of 2015.
•
The fourth quarter 2016 results were favorably impacted by foreign currency gains of $2.7 million (compared to foreign currency losses of $0.5 million in the fourth quarter of 2015) and a $1.0 million gain on sale of our San Diego property.  These factors were offset by $1.5 million in restructuring charges (compared to $0.8 million in the same period of 2015) and an increase in our effective tax rate during the quarter to 46.9% (compared to 9.4% during the fourth quarter of 2015).

•	Class A EPS was $0.27 on a GAAP basis (compared to $0.23 in the fourth quarter of 2015) and $0.31 on a Non-GAAP basis (compared to $0.33 in the fourth quarter of 2015).
•	Class B EPS was $0.29 on a GAAP basis (compared to $0.25 in the fourth quarter of 2015) and $0.33 on a Non-GAAP basis (compared to $0.35 in the fourth quarter of 2015).

Full Year 2016 Highlights
•	Net sales were $500.2 million in 2016, representing a decline of 11.8% from $567.1 million in 2015.
•	Gross profit margin improved to 20.0% in 2016, up from 19.2% in 2015.
•	Net loss was $(64.8) million in 2016 compared to net earnings of $19.2 million in 2015.
•
The full year 2016 results were unfavorably impacted by a $106.0 million impairment charge on goodwill and other intangible assets, offset by $18.2 million in acquisition-related settlements and $2.7 million of gains on sales of properties.

•
Class A loss per share was $(5.25) on a GAAP basis (compared to earnings per share of $1.53 in 2015) and earnings per share of $1.40 on a Non-GAAP basis (compared to earnings per share of $1.73 in 2015).

•
Class B loss per share was $(5.48) on a GAAP basis (compared to earnings per share of $1.64 in 2015) and earnings per share of $1.50 on a Non-GAAP basis (compared to earnings per share of $1.85 in 2015).

Non-GAAP financial measures, such as Non-GAAP EPS, exclude the impact of impairment charges, acquisition-related costs, restructuring charges and certain other items. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and why we present Non-GAAP financial measures.

CEO Comments
Daniel Bernstein, President and CEO, said, "With the operating efficiencies the Company identified in 2015 and 2016 and $17 million in annual cost savings now fully implemented, we are pleased with the financial performance that we achieved in the year, despite the sales decline. That said, we are working hard to pursue every path available to us to reinvigorate the top line and grow the business in 2017. The recent addition of Vincent Vellucci to the Board was key to the signing of our global agreement with Arrow in the fourth quarter. As the former President of Americas Components at Arrow, he has provided valuable insights as to how to improve our utilization of this channel to increase Bel's revenue.  Our North American sales organization has been realigned to implement better accountability programs for our sales team and reward them for clearly defined performance. In Europe, we shifted from a single sales organization for all our products to two distinct groups, each with their own areas of concentration. One group will support the Cinch brand with focus on the military and aerospace markets; the other group will be under the Bel umbrella and will serve networking, data storage, industrial and telecommunications customers. Our pipeline for new opportunities is growing, which bodes well for future sales, and we will continue to invest in our R&D to meet this demand.

"This was a challenging year for our Power Solutions business as our engineering and sales teams worked hard to generate new design wins following missed design cycles due to pre-acquisition quality issues.  Despite the decline in sales in the fourth quarter, we are pleased with our new design efforts made within our Power Solutions business this year.  Much of our focus has been on data center initiatives, as well as in the area of e-Mobility, and these efforts have started to translate into a recent increase in our backlog for these products.

"Bel's Cinch Connectivity Solutions business saw sales decline in the fourth quarter as a result of general weakness within the military and industrial segments as well as through distribution where reduced demand from broadline distributors offset increases from our value-added distributors.  We expect to see a slight improvement in sales of our connectivity products in 2017, primarily within the commercial aerospace segment, and to a lesser extent in the military segment.  Our labor efficiencies continue to improve within this group, including the previously-announced closure of our Shanghai manufacturing facility in the fourth quarter of 2016.  We anticipate profitability within this group to increase in 2017 on marginally improved sales.

"Bel's Magnetic Solutions group continues to be the market leader in the deployment of 10-gigabit Ethernet connector modules, though sales volumes were impacted by general market weakness during the fourth quarter.  We have now completed initial development and are actively working with strategic customers to begin shipments of our next generation multi-gigabit Ethernet connector modules that now include 2.5 and 5-gigabit options. These new products address the need for a more flexible and cost effective solution between the currently available 1-gigabit and 10-gigabit devices on the market today," concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

Fourth Quarter 2016 Results

Net Sales
Net sales were $118.5 million, down 12.4% from last year's fourth quarter. By geographic segment, North America was down by 18.2%, Asia was down by 8.6% and Europe was up by 3.4%.  By product group, Power Solutions and Protection sales were 21.3% lower, Connectivity Solutions was down by 9.8% and Magnetics Solutions was down by 4.2%.  During the fourth quarter of 2016, 34% of our sales related to our Power Solutions and Protection products (compared to 37% for the same period of 2015), 33% related to our Connectivity Solutions products (compared to 32% in 2015) and 34% related to our Magnetic Solutions products (compared to 31% in 2015).

Of the $16.7 million decline in fourth quarter sales year-over-year, $10.0 million was specific to the Power Solutions business due to a general reduction in networking hardware sales coupled with a further delay of datacenter shipments to the first quarter of 2017.  The remaining decline is primarily attributable to weakness in distribution sales during the fourth quarter, as previously discussed.

Gross Profit
Gross profit margin improved to 20.7%, up from 19.3% in the fourth quarter of 2015, driven by several factors. Our connectivity products generate the highest of our margins while power products generate lower ones.  The shift in product mix noted above had a favorable impact on our margins during the fourth quarter of 2016.  Our margin also benefited from lower material costs in the People's Republic of China (PRC) and lower labor and overhead costs at our facilities in Mexico and the PRC, due to the strengthening of the U.S. dollar compared to the Mexican Peso and Chinese Renminbi during the quarter.  Restructuring initiatives have resulted in cost savings in direct labor costs and overhead costs from last year, and quality improvement efforts have served to reduce costs associated with warranties, repair work and scrap.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $16.0 million, down from $20.4 million in the fourth quarter of 2015.  Fluctuation in currency exchange rates resulted in a $3.2 million favorable variance within SG&A as compared to the fourth quarter of 2015 (this fluctuation equated to an increase of approximately $0.19 per Class A share and $0.20 per Class B share in 2016).  Other factors contributing to the decrease included lower commissions from reduced sales volumes and a decrease in fixed SG&A costs due to cost saving measures implemented in late-2015.

Gain on Sale of Property
The Company closed on the sale of a property in San Diego in the fourth quarter of 2016, which resulted in a pre-tax gain of $1.0 million.

Operating Income
Operating income was $7.6 million, up from $4.8 million in the fourth quarter of 2015, with an operating margin of 6.4% compared to 3.5% in the fourth quarter of 2015.

Income Taxes
The provision for income taxes was $3.0 million in the fourth quarter of 2016 as compared with $0.3 million during the same period of 2015.  The Company's income tax provision can fluctuate significantly based upon the geographic segment in which the pre-tax profits and losses are earned.  Of the geographic segments in which the company operates, the U.S. has the highest tax rates; Europe tax rates are generally lower than those of the U.S.; and Asia has the lowest tax rates.  During the fourth quarter of 2016, a greater percentage of our pre-tax earnings were generated in our North America segment as compared to the fourth quarter of 2015.  Also, within our foreign operations, a higher percentage of profits were generated in higher tax jurisdictions in 2016 versus 2015.  These factors resulted in an effective tax rate of 46.9% during the fourth quarter of 2016, compared to an effective tax rate of 9.4% during the same quarter last year.

Net Earnings
Net earnings were $3.4 million in the fourth quarter of 2016 as compared with $2.9 million in the fourth quarter of 2015.

Full Year December 31, 2016 Results

Net Sales
Net sales were $500.2 million, down 11.8%. By geographic segment, North America was down by 15.6%, Asia was down by 10.5% and Europe was up by 0.4%.  By product group, Power Solutions and Protection was down by 19.8%, Connectivity Solutions was down by 7.1% and Magnetics Solutions was down by 6.7%. During 2016, 34% of our sales related to our Power Solutions and Protection products (compared to 38% for the same period of 2015), 34% related to our Connectivity Solutions products (compared to 32% in 2015) and 32% related to our Magnetic Solutions products (compared to 30% in 2015).

Of the $66.9 million decline in sales in 2016 compared to 2015, $34.4 million was specific to the Power Solutions business, primarily due to missed design cycles in prior quarters and general market weakness which impacted all product lines during the year.

Gross Profit
Gross profit margin was 20.0%, up from 19.2% in 2015. Lower material costs, lower warranty costs and a favorable mix of products sold resulted in a favorable impact to gross profit margin in 2016 as compared with 2015. In addition, the restructuring efforts taken last year and strengthening of the U.S. dollar versus the Mexican Peso and Chinese Renminbi throughout 2016 also resulted in reduced direct labor and fixed overhead costs during the 2016 period.

Selling, General and Administrative Expenses
SG&A expenses declined to $71.0 million in 2016 compared to $78.0 million in 2015. In 2016, Bel recorded a benefit of $5.2 million for certain value-added and business tax items recorded in connection with the acquisition of Power Solutions. The 2016 period also benefited from cost savings initiatives in North America and Europe implemented during the earlier part of 2016. These factors were partially offset by a decrease in net foreign currency exchange gains of $2.0 million in 2016 as compared with 2015.

Goodwill and Other Intangible Assets Impairment
During the first half of 2016, we recorded an impairment charge related to our goodwill and other intangible assets of $106.0 million. As previously disclosed, this impairment charge will not result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of our reporting units, or impact compliance with our debt covenants.

Operating (Loss) Income
Operating loss was $(76.5) million in 2016 as compared with operating income of $28.6 million in 2015.

Income Taxes
Income tax benefit was $(17.7) million in 2016 as compared with a provision of $6.5 million in 2015. The income tax benefit in 2016 included a net benefit related to the resolution of certain liabilities for uncertain tax positions of $13.0 million and a net benefit related to the goodwill and other intangible assets impairment of $4.4 million. In addition, the mix of pre-tax earnings and losses in different jurisdictions contributed to the benefit in 2016.

Net (Loss) Earnings
Net loss was $(64.8) million in 2016 as compared with net earnings of $19.2 million in 2015.

Balance Sheet Data
As of December 31, 2016, working capital was $163.1 million, including $73.4 million of cash and cash equivalents with a current ratio of 2.8-to-1. In comparison, as of December 31, 2015, working capital was $158.6 million, including $85.0 million of cash and cash equivalents with a current ratio of 2.3-to-1 Total debt at December 31, 2016 was $141.2 million as compared to $183.5 million at December 31, 2015, reflecting $42.3 million of debt repayments made during 2016.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today.  To participate, dial (719) 325-2345, conference ID number: 6990529.  A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (412) 317-6671, conference ID number: 6990529 after 2:00 p.m. EST.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (including the statements regarding sales growth, R&D spending and profitability of Bel's connectivity solutions business) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP EPS, Non-GAAP EBITDA and Adjusted Non-GAAP EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net sales	$118,539	$135,246	$500,153	$567,080
Cost of sales	93,960	109,203	400,245	458,253
Gross profit	24,579	26,043	99,908	108,827
As a % of net sales	20.7%	19.3%	20.0%	19.2%

Selling, general and administrative expenses	16,000	20,354	71,005	77,952
As a % of net sales	13.5%	15.0%	14.2%	13.7%
Impairment of goodwill and other intangible assets(2)	-	-	105,972	-
(Gain) loss on sale of property, plant and equipment(3)	(561)	96	(2,644)	161
Restructuring charges	1,518	798	2,087	2,114

Income from operations	7,622	4,795	(76,512)	28,600
As a % of net sales	6.4%	3.5%	-15.3%	5.0%

Interest expense	(1,419)	(1,623)	(6,662)	(7,588)
Interest income and other, net	157	22	622	4,720
Earnings (loss) before provision (benefit) for income taxes	6,360	3,194	(82,552)	25,732

Provision (benefit) for income taxes	2,983	299	(17,718)	6,535
Effective tax rate	46.9%	9.4%	21.5%	25.4%
Net earnings (loss) available to common stockholders	$3,377	$2,895	$(64,834)	$19,197
As a % of net sales	2.8%	2.1%	-13.0%	3.4%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175
Class B common shares - basic and diluted	9,806	9,710	9,749	9,698

Net earnings (loss) per common share:
Class A common shares - basic and diluted	$0.27	$0.23	$(5.25)	$1.53
Class B common shares - basic and diluted	$0.29	$0.25	$(5.48)	$1.64

(1) The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission. Some prior period amounts have been reclassified to conform to the current year presentation. These reclassifications, individually and in the aggregate, had no impact on our consolidated statements of operations.

(2) During the year ended December 31, 2016, we recorded a non-cash impairment charge of $106.0 million related to our goodwill and other intangible assets. As previously disclosed, this impairment will not result in any future cash expenditures, impact liquidity, affect the ongoing business or financial performance of our reporting units, or impact compliance with our debt covenants.

(3) During the fourth quarter of 2016, we recorded a gain on sale of our San Diego property of $0.1 million, offset by $0.4 million of fixed asset writeoffs. The year ended December 31, 2016 also included a gain on the sale of our Hong Kong property of $2.1 million.

Bel Fuse Inc.
Supplementary Information(1)(2)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$73,411	$85,040
Accounts receivable, net	74,416	86,268
Inventories	98,871	98,510
Other current assets	8,744	10,653
Total current assets	255,442	280,471
Property, plant and equipment, net	48,755	57,611
Goodwill and other intangible assets, net(3)	92,779	209,461
Other assets	29,764	30,962
Total assets	$426,740	$578,505

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$47,235	$49,798
Current portion of long-term debt	11,395	24,772
Other current liabilities	33,697	47,282
Total current liabilities	92,327	121,852
Long-term debt	129,850	158,776
Other liabilities	46,129	64,755
Total liabilities	268,306	345,383
Stockholders' equity	158,434	233,122
Total liabilities and stockholders' equity	$426,740	$578,505

(1) The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) In accordance with recent accounting pronouncements, the December 31, 2015 balance sheet has been revised to present deferred tax assets and deferred tax liabilities as noncurrent and a reclassification of deferred financing costs from other assets to long-term debt. These revisions were not material to the Condensed Consolidated Balance Sheet.

(3) See Note 2 to the Condensed Consolidated Statements of Operations on page 6 of this release for details of the change in goodwill and other intangible assets, net.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of U.S. GAAP Net Earnings Available to Common Stockholders to Non U.S. GAAP EBITDA(2)
(in thousands, unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

U.S. GAAP Net earnings available to common stockholders	$3,377	$2,895	$(64,834)	$19,197
Interest expense	1,419	1,623	6,662	7,588
Provision (benefit) for income taxes	2,983	299	(17,718)	6,535
Depreciation and amortization	5,409	5,884	21,778	23,008
Non U.S. GAAP EBITDA	$13,188	$10,701	$(54,112)	$56,328
% of net sales	11.1%	7.9%	-10.8%	9.9%

Unusual or special items:
Impairment of goodwill and other intangible assets	-	-	105,972	-
Gain on sale of properties	(985)	-	(3,092)	-
Restructuring charges	1,518	798	2,099	2,114
Acquisition related costs and settlements	-	161	(4,993)	(3,203)
Information technology migration and rebranding costs	-	186	-	1,124
ERP system assessment costs	-	-	371	-

Adjusted Non U.S. GAAP EBITDA	$13,721	$11,846	$46,245	$56,363
% of net sales	11.6%	8.8%	9.2%	9.9%

(1) The supplementary information included in this press release for 2016 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included non-U.S. GAAP financial measures, including Non-U.S. GAAP EPS and EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under U.S GAAP, to aid in comparisons with other periods. We may use Non-U.S GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables reconcile our US GAAP net earnings per common Class A and Class B basic and diluted shares ("GAAP EPS") to Non US GAAP net earnings per common Class A and Class B basic and diluted shares ("Non GAAP EPS"). Non GAAP EPS for the 2015 periods presented below has been revised to reflect the impact of the Power Solutions acquisition related items and settlements included in selling, general and administrative expenses and income taxes in order to provide comparable presentation in the prior year periods presented. In 2015, Non GAAP EPS was previously presented as $0.24 per Class A share and $0.26 per Class B share for the three months ended December 31, 2015 and $1.48 per Class A share and $1.58 per Class B share for the year ended December 31, 2015.

	Three Months Ended December 31,				Year Ended December 31,
	2016		2015		2016		2015
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
US GAAP EPS	$0.27	$0.29	$0.23	$0.25	$(5.25)	$(5.48)	$1.53	$1.64
Reconciling items (a)	0.04	0.04	0.10	0.10	6.65	6.98	0.20	0.21
Non US GAAP EPS	$0.31	$0.33	$0.33	$0.35	$1.40	$1.50	$1.73	$1.85

(a) The following tables detail the impact of certain unusual or special items had on the Company's net earnings per common Class A and Class B basic and diluted shares and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended December 31, 2016					Three Months Ended December 31, 2015
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact
Gain on sale of San Diego property	$(985)	$(374)	$(611)	$(0.05)	$(0.05)	$-	$-	$-	$-	$-
Restructuring charges	1,518	401	1,117	0.09	0.09	798	288	510	0.04	0.04
Items included in selling, general and administrative expenses:
Power Solutions acquisition related items and settlements	-	-	-	-	-	107	39	68	0.01	0.01
Acquisition related costs	-	-	-	-	-	54	21	33	-	-
Information technology migration and rebranding costs	-	-	-	-	-	186	66	120	0.01	0.01
Power Solutions acquisition related items and settlements included in income taxes	-	-	-	-	-	-	(532)	532	0.04	0.04
Total reconciling items	$533	$27	$506	$0.04	$0.04	$1,145	$(118)	$1,263	$0.10	$0.10

	Year Ended December 31, 2016					Year Ended December 31, 2015
Reconciling Items	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact	Gross Impact	Tax Effect	Net Earnings Impact	Class A EPS Impact	Class B EPS Impact
Impairment of goodwill and other intangible assets	$105,972	$4,385	$101,587	$8.18	$8.59	$-	$-	$-	$-	$-
Restructuring charges	2,099	613	1,486	0.12	0.13	2,114	708	1,406	0.11	0.12
Gain on sale of Hong Kong and San Diego properties	(3,092)	(374)	(2,718)	(0.22)	(0.23)	-	-	-	-	-
Items included in selling, general and administrative expenses:
Acquisition related costs	162	61	101	0.01	0.01	605	227	378	0.03	0.03
Power Solutions acquisition related items and settlements	(5,155)	(780)	(4,375)	(0.35)	(0.37)	425	153	272	0.02	0.02
ERP system assessment costs	371	96	275	0.02	0.02	-	-	-	-	-
Acquisition related settlement payment	-	-	-	-	-	(4,233)	(1,609)	(2,624)	(0.21)	(0.22)
Information technology migration and rebranding costs	-	-	-	-	-	1,124	409	715	0.06	0.06
Power Solutions acquisition related items and settlements included in income taxes	-	13,809	(13,809)	(1.11)	(1.17)	-	(2,383)	2,383	0.19	0.20
Total reconciling items	$100,357	$17,810	$82,547	$6.65	$6.98	$35	$(2,495)	$2,530	$0.20	$0.21